Exhibit 99.1

	Contact:	Ralph Finkenbrink Sr. Vice President, CFO	FOR IMMEDIATE RELEASE NASDAQ: NICK Web site: www.nicholasfinancial.com
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759		Ph # - 727-726-0763

Nicholas Financial Reports

1st Quarter Results

August 2, 2012 - Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended June 30, 2012 net earnings increased 1% to $5,374,000 as compared to $5,303,000 for the three months ended June 30, 2011. Per share diluted net earnings was $0.44 for each of the three-month periods ended June 30, 2012 and 2011, respectively. Revenue increased 4% to $17,280,000 for the three months ended June 30, 2012 as compared to $16,634,000 for the three months ended June 30, 2011.

According to CEO, Peter Vosotas,, “In the past 12 months our company continued its organic expansion and has opened 7 new branches bringing the total to 63 in 15 states. We are confident that in spite of the corresponding increase in operating expenses associated with this significant expansion that we will enjoy increased revenues in the months and years ahead.”

The Company will hold its Annual Shareholders Meeting on August 7th at 11:00am.

Nicholas Financial, Inc. is a publicly traded specialty consumer finance company. The company presently operates branch locations in both the Southeastern and the Midwestern states. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2012. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended June 30,
	2012	2011
Revenue:
Interest and fee income on finance receivables	$17,270	$16,624
Sales	10	10

	17,280	16,634

Expenses:
Operating	7,134	6,701
Provision for credit losses	10	73
Interest expense	1,192	1,229
Change in fair value of interest rate swaps	209	—

	8,545	8,003

Operating income before income taxes	8,735	8,631
Income tax expense	3,361	3,328

Net income	$5,374	$5,303

Earnings per share:
Basic	$0.45	$0.46

Diluted	$0.44	$0.44

Weighted average shares	11,940,000	11,651,000

Weighted average shares and assumed dilution	12,179,000	11,965,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	June 30,	March 31,
	2012	2012
Cash	$5,049	$2,803
Finance receivables, net	244,597	242,349
Other assets	11,989	12,084

Total assets	$261,635	$257,236

Line of credit	$109,000	$112,000
Other liabilities	12,166	9,297

Total liabilities	121,166	121,297

Shareholders’ equity	140,469	135,939

Total liabilities and shareholders’ equity	$261,635	$257,236

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	Three months ended June 30,
Portfolio Summary	2012	2011

Average finance receivables, net of unearned interest (1)	$279,750,283	$269,138,821

Average indebtedness (2)	$110,750,000	$117,500,000

Interest and fee income on finance receivables (3)	$17,270,088	$16,623,588

Interest expense	1,192,140	1,228,978

Net interest and fee income on finance receivables	$16,077,948	$15,394,610

Weighted average contractual rate (4)	23.81%	23.88%

Average cost of borrowed funds (2)	4.31%	4.18%

Gross portfolio yield (5)	24.69%	24.71%

Interest expense as a percentage of average finance receivables, net of unearned interest	1.70%	1.83%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	0.01%	0.12%

Net portfolio yield (5)	22.98%	22.76%

Marketing, salaries, employee benefits, depreciation and administrative expenses as a percentage of average finance receivables, net of unearned interest (6)	10.10%	9.86%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (7)	12.88%	12.90%

Write-off to liquidation (8)	4.93%	4.72%

Net charge-off percentage (9)	4.07%	3.62%

Note: All three month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Interest and fee income on finance receivables does not include revenue generated by Nicholas Data Services, Inc., (“NDS”) the wholly-owned software subsidiary of Nicholas Financial, Inc.
(4)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all automobile finance installment contracts purchased and direct consumer loans originated during the period.
(5)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(6)	Administrative expenses included in the calculation above are net of administrative expenses associated with NDS which approximated $67,000 and $60,000 for the three-month periods ended June 30, 2012 and 2011, respectively.
(7)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.
(8)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(9)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to Contracts and under its direct loan program:

		Delinquencies
Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
June 30, 2012	$385,611,683	$12,745,275	$3,216,955	$804,930	$16,767,160
		3.31%	0.83%	0.21%	4.35%

June 30, 2011	$375,073,481	$9,690,976	$2,286,127	$607,566	$12,584,669
		2.59%	0.60%	0.16%	3.35%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
June 30, 2012	$7,095,917	$78,044	$19,390	$4,226	$101,660
		1.10%	0.27%	0.06%	1.43%

June 30, 2011	$5,151,901	$53,069	$17,219	$92	$70,380
		1.03%	0.33%	0.00%	1.36%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended June 30,
Contracts	2012	2011
Purchases	$37,231,933	$36,462,440
Weighted APR	23.67%	23.78%
Average discount	8.28%	8.51%
Weighted average term (months)	49	49
Average loan	$9,918	$9,879
Number of contracts	3,754	3,691

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